Exhibit 10.51

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into effective as of June 2, 2008 by and between Chi-Foon Chan (the “Employee”) and Synopsys, Inc., a Delaware corporation (the “Company”), and amends and restates the Employment Agreement between the parties dated October 1, 1997 as amended by the First Amendment to the Employment Agreement dated March 23, 2006.

R E C I T A L S

A.                                   The Employee is and has been employed by the Company and is currently the Company’s President and Chief Operating Officer.

B.                                     The Company and the Employee desire to enter into this Agreement to provide additional financial security and benefits to the Employee and to encourage the Employee to continue his employment with the Company.

C.                                     Certain capitalized terms used in the Agreement are  defined in Section 7 below.

A G R E E M E N T

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Employee by the Company, the parties agree as follows:

1.                                       Duties and Scope of Employment.

(a)                                  Position.  The Company shall employ the Employee in the position of President and Chief Operating Officer, as such position has been defined in terms of responsibilities and compensation as of the effective date of this Agreement; provided, however, that the Board of Directors (the “Board”) shall have the right, at any time prior to the occurrence of a Change of Control, to revise such responsibilities and compensation as the Board in its discretion may deem necessary or appropriate.  The Employee shall comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during his employment.  During the term of the Employee’s employment with the Company, the Employee shall continue to devote his full time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Employee shall use his best efforts to further the business of the Company and its affiliated entities.

2.                                       Base Compensation.  The Company shall pay the Employee as compensation for his services a base salary at an annualized rate in an amount to be determined from time to time by the Board or the Compensation Committee of the Board.  Such salary shall be paid periodically in accordance with normal Company payroll practices.  The annualized compensation specified in this Section 2, as such compensation may be increased or decreased by the Board or the Compensation Committee, is referred to in this Agreement as “Base Compensation.”

3.                                       Annual Incentive.  Beginning with the Company’s current fiscal year and for each fiscal year thereafter during the term of this Agreement, the Employee shall be eligible to receive additional cash compensation under the Company’s annual incentive plan (the “Annual Incentive”) based upon specific financial and/or other targets approved by the compensation committee of the Board (the “Target Incentive”).  The Annual Incentive payable hereunder shall be payable in accordance with the Company’s normal practices and policies pursuant to the terms of the annual incentive plan.

4.                                       Employee Benefits.  The Employee shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question and to the sole determination of the Board or any committee administering such plan or program.

5.                                       Employment Relationship.  The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law.  If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

6.                                       Severance Benefits.

(a)                                  Termination Following A Change of Control.  If the Employee’s employment with the Company terminates at any time within twenty-four (24) months after a Change of Control, then the Employee shall be entitled to receive severance benefits as follows:

(i)                                     Involuntary Termination.  If the Employee’s employment terminates as a result of Involuntary Termination other than for Cause, the Employee shall be entitled to receive a severance payment equal to the sum of (x) two times the Employee’s Base Compensation for the Company’s fiscal year then in effect or if greater, two times the Employee’s Base Compensation for the Company’s fiscal year immediately preceding the Termination Date, plus (y) two times the Employee’s Target Incentive for the fiscal year then in effect (or, if no Target Incentive is in effect for such year, the highest Target Incentive in the three (3) preceding fiscal years).  Any severance payments to which the Employee is entitled pursuant to this Section 6(a)(i) shall be paid to the Employee (or to the Employee’s estate or beneficiary in the event of the Employee’s death) in a lump sum not later than fifteen (15) days following the Employee’s Involuntary Termination, but in no event later than the 15th day of the third month following the end of the fiscal year in which the Employee’s Involuntary Termination occurs.

(ii)                                  Voluntary Resignation; Termination For Cause.  If the Employee voluntarily resigns from the Company without Good Reason, or if the Company terminates the Employee’s employment for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) to which he may be entitled under the Company’s then existing severance and benefits plans and policies at the time of such resignation or termination.

(iii)                               Disability; Death.  If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or if the Employee’s employment terminates due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) to which he may be entitled under the Company’s then existing severance and benefits plans and policies at the time of such Disability or death.

(b)                                 Equity Awards.  In the event the Employee is entitled to severance benefits pursuant to Section 6(a)(i), then in addition to such severance benefits, the unvested portion of any stock option(s) or other equity awards held by the Employee under the Company’s stock option plans and other equity compensation plans or instruments shall vest and become exercisable in full, and the Employee shall have the right to exercise such additional vested portion of such stock option(s) or other equity awards at the time the Employee becomes entitled to the benefits under Section 6(a)(i).  Any equity award that vests pursuant to this Section 6(b) shall be paid not later than the 15th day of the third month following the fiscal year in which the Employee’s Involuntary Termination occurs.

(c)                                  Termination Apart from a Change of Control.  If the Employee’s employment with the Company terminates either prior to the occurrence of a Change of Control or after the twenty-four (24) month period following a Change of Control, then the Employee shall be entitled to receive severance benefits as follows:

(i)                                     Involuntary Termination.  If the Employee’s employment terminates as a result of Involuntary Termination other than for Cause, the Employee shall be entitled to receive a severance payment in an amount equal to the Employee’s Base Compensation for the Company’s fiscal year then in effect or if greater, the Employee’s Base Compensation for the Company’s fiscal year immediately preceding the Termination Date.  Such severance payment shall be paid to the Employee (or to the Employee’s estate or beneficiary in the event of the Employee’s death) in a lump sum within fifteen (15) days following the Employee’s Involuntary Termination, but in no event later than the 15th day of the third month following the end of the fiscal year in which the Employee’s Involuntary Termination occurs.  In addition, provided the Employee does not engage in Misconduct during the period beginning on the Employee’s Termination Date and ending on the date six (6) months after the Employee’s Termination of Employment, the Employee shall be entitled to receive an additional payment from the Company in an amount equal to the Employee’s Target Incentive for the Company’s fiscal year then in effect (or, if no Target Incentive is in effect for such year, the highest Target Incentive in the three (3) preceding fiscal years).  Any such additional payment shall be paid to the Employee in a lump sum on the date that is six (6) months after the Employee’s Termination of Employment.

(ii)                                  Voluntary Resignation; Termination for Cause.  If the Employee voluntarily resigns from the Company (other than a resignation that is an Involuntary Termination), or if the Company terminates the Employee’s employment for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those, if any, as may then be established under the Company’s then-existing severance and benefits plans and policies at the time of such resignation or termination.

(iii)                               Disability; Death.  If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or if the Employee’s employment terminates due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then-existing severance and benefit plans and policies at the time of such Disability or death.

(d)                                 Medical Benefits.  In the event the Employee is entitled to severance benefits pursuant to Section 6(a)(i) or Section 6(c)(i), then in addition to such severance benefits the Company shall pay the Employee a lump sum payment in an amount equivalent to the reasonably estimated cost the Employee may incur to extend for a period of eighteen (18) months (twelve (12) months in the case of a termination pursuant to Section 6(c)(i)) under the COBRA continuation laws the Employee’s group health and dental plan coverage in effect on the Termination Date.  The Employee may use this payment, as well as any other payment made under this Section 6, for such continuation coverage or for any other purpose. Such payment will be made on the date that is six (6) months after the Employee’s Termination of Employment.

(e)                                  Release. Notwithstanding any other provision of this Section 6, no amounts shall be payable pursuant to this Section 6 unless (i) the Employee has delivered to the Company a waiver and release of claims in favor of the Company, in form and substance satisfactory to the Company, and (ii) such release has become effective not later than the 15th day of the third month following the end of the fiscal year in which the Employee’s Involuntary Termination occurs.

(f)                                    No Participation In The Synopsys, Inc. Executive Change of Control Severance Benefit Plan, established effective March 23, 2006.    It is agreed that the severance benefits described in this Agreement are in lieu of the severance benefits described in The Synopsys, Inc. Executive Change of Control Severance Benefit Plan, as effective March 24, 2006 (the “Plan”), and that Employee will not be eligible to participate in the Plan.

(g)                                 Application of Section 409A.   If (i) any severance benefits provided under this Agreement fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) as a result of the application of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.  The Company may attach conditions to or adjust the amounts paid pursuant to this Section 6(g) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 6(g); provided, however, that no such condition shall result in the payments being subject to Section 409A(a)(1) of the Code.

(h)                                 Parachute Payments.  Except as otherwise provided in an agreement between Employee and the Company, if any payment or benefit the Employee would receive in connection with a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the “Reduced Amount.”  The Reduced Amount shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction or elimination in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Employee. If acceleration of vesting of compensation from Employee’s equity awards is to be reduced, such acceleration of vesting shall be cancelled by first canceling such acceleration for the vesting installment that will vest last and continuing by canceling as a first priority such acceleration for vesting installment with the latest vesting unless the Employee elects in writing a different order for cancellation prior to any Change of Control.

7.                                       Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)                                  Cause.  “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) conviction of a felony that is injurious to the Company, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) continued violations by the Employee of the Employee’s obligations under Section 1 of this Agreement that are demonstrably willful and deliberate on the Employee’s part after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties.

(b)                                 Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

(i)                                     The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of the “beneficial ownership” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)                                  A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than  a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii)                               A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

(c)                                    Disability.  “Disability” shall mean that the Employee has been unable to substantially perform his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld).

(d)                                   Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(e)                                    Good Reason.  “Good Reason” shall mean any of the following actions undertaken without the Employee’s consent: (i) a significant reduction of the Employee’s duties, authority or responsibilities relative to his duties, authority or responsibilities immediately prior to such reduction, (ii) a requirement that the Employee report to another employee or officer of the Company rather than to its Chief Executive Officer; (iii) a reduction by at least five (5)% in the Employee’s Base Compensation; (iv) a relocation of the Employee’s primary place of business to a location more than fifty (50) miles from the Employee’s primary place of business immediately prior to such relocation; or (v) a material breach of this agreement by the Company or any successor.

(f)                                      Involuntary Termination.  “Involuntary Termination” shall mean (i) any Termination of Employment of the Employee by the Company which is not effected for Disability or for Cause, or for which the grounds relied upon are not valid; (ii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 8 below or (iii) the Employee’s resignation for Good Reason, provided that the Employee’s Termination of Employment occurs not later than two (2) years from the initial occurrence of such Good Reason, the Employee has provided notice to the Company of the event constituting Good Reason within ninety (90) days of its initial occurrence and the Company has had at least thirty (30) days to cure the Good Reason event and has failed to do so.

(g)                                   Misconduct.  “Misconduct” shall mean conduct on the part of the Employee that is inimical, contrary or harmful to the interests of the Company, including, but not limited to:  (i) conduct related to the Employee’s employment for which criminal or civil penalties against the Employee may be sought, (ii) willful violation of the Company’s written policies, (iii) unauthorized disclosure of confidential information or trade secrets of the Company, (iv) engaging (directly or indirectly) in any business activity that is directly competitive with the Company’s business; or (v) disparagement, defamation or slander of the Company.

(h)                                   Termination Date.  “Termination Date” shall mean (i) if the Employee’s employment is terminated by the Company for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee’s duties on a full-time basis during such thirty (30)-day period), (ii) if the Employee’s employment is terminated by the Company for any other reason, the date on which the Company delivers notice of termination to the Company or such later date, not to exceed ninety (90) days, specified in the notice of termination, or (iii) if the Agreement is terminated by the Employee, the date on which the Employee delivers notice of termination to the Company.

  (i)                                     Termination of Employment.  “Termination of Employment” shall mean “separation from service” within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the regulations promulgated under the Code or any successor regulations.

8.                                         Successors.

(a)                                  Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)                                   Employee’s Successors.  The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

9.                                         Notice.

(a)                                    General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)                                   Notice of Termination.  Any termination by the Company for Cause or by the Employee as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 10(a) of this Agreement.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than ninety (90) days after the giving of such notice).  The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

10.                                 Miscellaneous Provisions.

(a)                                    No Duty to Mitigate.  The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)                                   Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                    Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(d)                                   Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e)                                    Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)                                      Arbitration.  Any dispute or controversy arising out of, relating to or in connection with this Agreement shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration in San Jose, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect, as consistent with applicable law.  By agreeing to this arbitration procedure, Employee and the Company both agree  to waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law.  The Company shall pay all AAA arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(g)                                   No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 11(g) shall be void.

(h)                                   Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(i)                                       Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment.  In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(j)                                       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	SYNOPSYS, INC.

By:	/s/ Jan Collinson

Title:	Senior Vice President, Human Resources and Facilities

EMPLOYEE:	/s/ Chi-Foon Chan